Exhibit 10.3

Wausau Paper Corp.

2014 Cash Incentive Compensation Plan

For

Executive Officers

Executive officers are entitled to receive cash incentive compensation based on the level of achievement by the Company of targeted 2014 goals for adjusted earnings per share, as derived from targeted return on capital employed.  For purposes of this plan, “earnings per share” means earnings per share as reported in the Company’s audited financial statements, adjusted for extraordinary items (which may include, for example, facility closure charges, one-time or incremental expenses associated with certain major capital projects, or other similar items) as determined in the discretion of the Compensation Committee.  Incentive bonuses will be 25% of base salary if earnings are at the bottom of the targeted range of earnings per share, and they will increase on a pro rata basis to the officer’s maximum of percentage of base salary at the top of the targeted range.

The following table sets forth, as a percentage of base salary, the maximum cash incentive compensation opportunity for the Chief Executive Officer, Chief Financial Officer, and our Senior Vice President & General Manager under our 2014 Cash Incentive Compensation Plan.

	Targeted Range of Earnings Per Share	Maximum % of Salary

Chief Executive Officer	$.13–$.60	150%

Chief Financial Officer	$.13–$.60	100%

Senior Vice President & General Manager	$.13–$.60	100%